EXECUTION COPY

Exhibit 10.19 UNIT PURCHASE AGREEMENT BY AND AMONG AFBS, INC., THERICS, LLC AND RANDALL R. THEKEN DATED AS OF JUNE 30, 2005

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EXHIBITS
Exhibit A	Transfer Agreement
Exhibit B	Operating Agreement
Exhibit C	Sublease Agreement
Exhibit D	IP Transfer Agreement
Exhibit E	Payment Agreement
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SCHEDULES
Schedule 2.3	No Violation or Conflict
Schedule 2.5	No Litigation
Schedule 2.6	Contracts
Schedule 2.7	Condition of Equipment
Schedule 2.10	Intellectual Property
Schedule 3.4	No Litigation
Schedule 3.5	Financial Statements
Schedule 3.6	Compliance with Law
Schedule 3.7	Taxes
Schedule 3.8	Affiliated Transactions
Schedule 3.9	TS Intellectual Property
Schedule 3.10	No Material Adverse Change
Schedule 3.11	Title; Capitalization
Schedule 4.4	Employee Matters
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UNIT PURCHASE AGREEMENT

                This UNIT PURCHASE AGREEMENT, effective as of June 30, 2005, is made by and among AFBS, INC., a Virginia corporation (f/k/a “Therics, Inc.”) (“AFBS”), THERICS, LLC, an Ohio limited liability company, (“Therics”) and RANDALL R. THEKEN, a resident of the State of Ohio (“RRT”).

RECITALS

                WHEREAS, pursuant to the terms of the Transfer Agreement dated June 30, 2005, by and between AFBS and Therics, and attached hereto as Exhibit A (the “Transfer Agreement”), AFBS has contributed, conveyed, transferred, assigned and delivered to Therics, and Therics has accepted and assumed from AFBS, the Contributed Assets in exchange for 1,000,000 common units of Therics, representing 100% of the membership interest of Therics.

                WHEREAS, RRT wishes to purchase and acquire from AFBS, and AFBS wishes to transfer and sell to RRT, 825,000 of its outstanding common units (the “Purchased Units”), representing 82.5% of the membership interest of Therics, in exchange for 36,411.305 class A units (the “TS Interest”) of Theken Spine, LLC, an Ohio limited liability company (“TS”), representing 3.5% of the outstanding membership interest of TS.

                WHEREAS, simultaneously with the execution of this Agreement, (i) RRT and AFBS are executing and delivering the Operating Agreement of Therics in the form attached hereto as Exhibit B (the “Operating Agreement”), (ii) AFBS and Therics are executing and delivering the Sublease in the form attached hereto as Exhibit C (the “Sublease”), and (iii) AFBS will execute and deliver all documents necessary for it to become a member of TS and a party to the TS Operating Agreement, including, without limitation, a counterpart signature page and/or an instrument of accession.

                WHEREAS, pursuant to terms of the Intellectual Property Transfer Agreement to be entered into by and between AFBS and Therics immediately following the Closing in the form attached hereto as Exhibit D (the “IP Transfer Agreement”), AFBS will sell, convey, transfer, assign and deliver to Therics, and Therics will purchase, accept and assume from AFBS, the IP Assets in exchange for the rights and benefits provided under the Payment Agreement to be entered into by and between AFBS and Therics immediately following the Closing in the form attached hereto as Exhibit E (the “Payment Agreement”).

                WHEREAS, Therics and TS will enter into a mutually agreeable Distribution Agreement (the “Distribution Agreement”) following the Closing.

AGREEMENT

                NOW, THEREFORE, in consideration of the Recitals, covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
AGREEMENT TO SELL AND PURCHASE UNITS; CLOSING

                1.1             Agreement To Sell and Purchase Units.

                Subject to the terms and conditions hereof, at the Closing, AFBS will sell, assign and transfer to RRT, and RRT will purchase from AFBS, the Purchased Units free and clear of all Liens, and, in consideration therefor, RRT shall sell, assign and transfer to AFBS, and AFBS will purchase from RRT, the TS Interest free and clear of all Liens. The parties hereto agree that the fair market value of the Purchased Units and of the TS Interest each is $800,000.

                1.2             Closing, Delivery And Payment.

                                  (a)             Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place immediately upon execution of this Agreement on the date hereof at 11:58 p.m. (Eastern Daylight Time) (the “Closing Date”) at the offices of Hunton & Williams LLP located in Richmond, Virginia at 951 East Byrd Street.

                                  (b)            Delivery. At the Closing, (i) AFBS will deliver to RRT certificate(s) representing the Purchased Units, against delivery of instruments of transfer duly executed and endorsed in blank, (ii) RRT will deliver to AFBS certificate(s) representing the TS Interest, against delivery of instruments of transfer duly executed and endorsed in blank, (iii) RRT and AFBS will execute and deliver the Operating Agreement, (iv) AFBS and Therics will execute and deliver the Sublease, and (v) AFBS will execute and deliver all documents necessary for it to become a member of TS and a party to the T S Operating Agreement, including, without limitation, a counterpart signature page and/or an instrument of accession.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF AFBS

                AFBS represents and warrants to Therics and RRT at the Closing as follows:

                2.1             Organization of AFBS and Therics.

                                  (a)             AFBS. AFBS is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

                                  (b)             Therics. Therics is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio and a wholly owned subsidiary of AFBS. Prior to the entering into of this Agreement, the Transfer Agreement and the IP Transfer Agreement, Therics had no assets or liabilities and had no business operations or relations of any kind.

                2.2             Authority; Enforceability. The execution and delivery by AFBS of this Agreement and the Ancillary Agreements to which it is a party and the consummation by AFBS of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of AFBS. AFBS has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations

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hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which AFBS is a party are legal, valid and binding obligations of AFBS, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

                2.3             No Violation or Conflict. Except as set forth on Schedule 2.3, the execution, delivery and performance by AFBS of this Agreement and the Ancillary Agreements to which AFBS is a party do not and will not conflict with or violate any Law, judgment, order or decree binding on AFBS, the articles of incorporation or bylaws of AFBS or any of the Assumed Contracts or Assumed IP Contracts, or (b) result in any party to any Assumed Contract or Assumed IP Contract having a right of cancellation or termination thereof or right to exercise any option thereunder, or (c) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the Contributed Assets or the IP Assets pursuant to any provision of, any order, Lien, contract or instrument to which AFBS is a party or by which it is bound. Except with respect to the Consents and the IP Consents, all of which have been obtained by AFBS and other than notices that may need to be provided under certain of the Permits following the Closing, no notice to or consent or approval of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary or is required to be made or obtained by AFBS in connection with the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

                2.4             Title and Capitalization.

                                  (a)             Therics owns good and valid title to the Contributed Assets (other than the Assumed Contracts) free and clear of any and all Liens, and, after acquiring the IP Assets, will own good and valid title to the IP Assets (other than the Assumed IP Contracts), free and clear of any and all Liens.

                                  (b)             Immediately prior to the Closing, AFBS will own of record and beneficially 1,000,000 Units of Therics and the same constitute all of the issued and outstanding membership interest in Therics. AFBS has good and valid title to the Purchased Units, free and clear of any Liens. The capitalization of Therics immediately following the Closing shall be as follows: (i) RRT will own 825,000 Units constituting 82.5% of all issued and outstanding membership interest of Therics; and (ii) AFBS will own 175,000 Units constituting 17.5% of all issued and outstanding membership interest of Therics. All of the issued and outstanding membership interests of Therics are validly issued, fully-paid and nonassessable, and have not been issued in violation of any federal or state securities Laws. Except as set forth in the Operating Agreement, no membership interests of Therics have been issued subject to a repurchase option, put or buy back agreement on the part of AFBS.

                                  (c)             Except as contemplated herein or as contemplated in the Company appreciation rights plan to be approved in connection with the Operating Agreement, there are no

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outstanding options, warrants, rights (including unit appreciation, phantom unit, profit participation, conversion and preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from AFBS of any membership interests in Therics or any pledge or encumbrance on any such membership interests. Except as set forth in the Operating Agreement, AFBS is not a party or subject to any agreement, arrangement, or understanding, and there is no agreement, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of membership interests of Therics, including any voting trust agreement or proxy.

                2.5             No Litigation. Except as set forth on Schedule 2.5, there is no litigation, arbitration proceeding, order, governmental or internal investigation, citation or action of any kind pending or, to the Knowledge of AFBS, proposed or threatened (a) against AFBS or Therics, (b) relating to the Contributed Assets, the IP Assets, the Purchased Units, or the transactions contemplated by this Agreement, or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and, to the Knowledge of AFBS, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action.

                2.6             Contracts. Except as set forth on Schedule 2.6, each Assumed Contract and Assumed IP Contract is in full force and effect and is enforceable in accordance with its terms (except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to the enforcement of creditors’ rights and by generally affecting the rights and principles of equity (whether considered at law or in equity)). Except as set forth on Schedule 2.6, AFBS has performed each material term, covenant and condition of each of the Assumed Contracts and Assumed IP Contracts that was to be performed by it at or before the Effective Time and, to the Knowledge of AFBS, each other party to an Assumed Contract and Assumed IP Contract has not breached any material term, covenant or condition of each of the Assumed Contracts or Assumed IP Contracts that is to be performed by it at or before the Effective Time. Except as set forth on Schedule 2.6  or as contemplated by the Transfer Agreement or the IP Transfer Agreement, AFBS has made no prior assignment of the Assumed Contracts or Assumed IP Contracts or any of its rights or obligations thereunder. Except as set forth on Schedule 2.6, with respect to each Assumed Contract and Assumed IP Contract, to the Knowledge of AFBS: (i) there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, would become a default by AFBS; (ii) AFBS has not received any notice claiming that it has committed any such default or breach or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same; and (iii) all Assumed Contracts and Assumed IP Contracts are capable of assignment to Therics without notice to or consent of any other Person, and shall be fully and completely assigned and transferred to Therics at the Closing.

                2.7             Condition of Equipment. Except as set forth on Schedule 2.7, the Equipment is in good operating condition and repair, subject to ordinary wear and tear and non-use, and is fit for use in accordance with AFBS’s past practices.

                2.8             Compliance with Law. No investigation or review by any Governmental Entity with respect to AFBS’s ownership or use of the Contributed Assets or the IP Assets is pending

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or, to the Knowledge of AFBS, threatened and no Governmental Entity has indicated to AFBS in writing an intention to conduct such investigation or review.

                2.9             Taxes. AFBS has filed all required Tax Returns relating to the Business and to its ownership or use of the Contributed Assets and the IP Assets. All such Tax Returns are correct in all material respects. Except for property Taxes not due and payable, there are no unpaid Taxes for which AFBS is liable, the non-payment of which is or could become a Lien upon, or otherwise could materially adversely affect, any of the Contributed Assets or the IP Assets or the use thereof or could cause Therics to incur any liability. No taxing authority has asserted any claim against AFBS for the assessment of any such Tax. There is no current or pending audit of any Tax Return filed by AFBS, including, without limitation, those filed with respect to the Contributed Assets or the IP Assets. All Taxes that AFBS has been required by Law to withhold or collect have been duly withheld and collected and have been timely paid to the proper Governmental Entity or are properly held by AFBS for such payment.

                2.10           Intellectual Property.

                                   (a)             Except as set forth on Schedule 2.10, after acquiring the IP Assets, Therics will be the sole and exclusive owner of all the Intellectual Property, or have a valid license to use the Assumed IP Contracts, free and clear of all Liens. There are no outstanding Liens, third party rights, agreements, or understandings of any kind, either written, oral, or implied, regarding the Intellectual Property that are inconsistent or in conflict with any provision of this Agreement.

                                   (b)             To the Knowledge of AFBS, no third party is engaging in conduct which conflicts with or infringes in any material way the Intellectual Property. To the Knowledge of AFBS, the use of the Intellectual Property as of the Effective Time does not conflict with or infringe (and the use of the Intellectual Property prior to the Effective Time has not and will not conflict with or infringe) any Proprietary Right of any third party, and, except as set forth on Schedule 2.10, there is no claim, suit, action or proceeding pending or, to the Knowledge of AFBS, threatened against AFBS or any AFBS-Related Party (i) alleging any such conflict or infringement with any third party’s Proprietary Rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                                   (c)             AFBS has not granted or executed, and, to the Knowledge of AFBS, there are not outstanding, any options, licenses, contracts, agreements or understandings of any kind relating to the Intellectual Property, nor is either AFBS or Therics or any AFBS-Related Party bound by or a party to any option, license, contract, agreement or understandings of any kind with respect to any of the Intellectual Property, except as contemplated by the Assumed IP Contracts or set forth on Schedule 2.10. Neither AFBS nor Therics nor any AFBS-Related Party is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Intellectual Property, except as set forth on Schedule 2.10.

                                   (d)             Except as set forth on Schedule 2.10, AFBS has received and currently holds valid and effective assignments of all inventors’ rights to the inventions covered by the Intellectual Property, and no employee, former employee, researcher, former researcher,

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investigator, former investigator, or any other person may claim rights to any of inventions covered by the Intellectual Property.

                                   (e)             AFBS has the full and proper legal right, capacity, ability, and authority to grant the rights in the Intellectual Property granted in the IP Transfer Agreement, and except with respect to rights in the Assumed IP Contracts, does not hold or own any other rights to technology, trade secrets, know-how, inventions, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, patent applications, or patents (1) necessary or useful to the full enjoyment and exploitation of the Intellectual Property or (2) otherwise used in connection with the Business.

                                   (f)             No patent or patent application within the Intellectual Property is the subject of any pending interference, opposition, cancellation, protest, reexamination, or other challenge or adversarial proceeding.

                                   (g)             Except as set forth on Schedule 2.10, no court orders, judgments, or decrees exist that impair or restrict the use, scope, validity, or enforceability of the Intellectual Property and no action, suit, inquiry, proceeding, or investigation is currently pending or threatened before any court, administrative agency, or other governmental body in which such use, scope, validity, or enforceability is being challenged, either directly or indirectly.

                                   (h)             To the Knowledge of AFBS, no patents in the Intellectual Property are invalid or unenforceable, and to the Knowledge of AFBS, there are no facts from which it can be inferred that any of the patents in the Intellectual Property are invalid or unenforceable.

                                   (i)            The patent set forth in Schedule 2.5 and any patent resulting from the reexamination proceeding set forth in Schedule 2.5 will not materially adversely impact the scope, validity, or enforceability of any patent rights in the Intellectual Property or the Assumed IP Contracts that are commercially used in the Business.

                                   (j)             The patents or applications mentioned, listed, or referenced in Schedule 2.10 and any assignment or ownership disputes related thereto that arise either before or after the Effective Time will not materially adversely impact the scope, validity, or enforceability of the Intellectual Property or the Assumed IP Contracts and will not cause Therics to be in breach of any contract, assignment, agreement, or understanding of any kind.

                                   (k)            To the Knowledge of AFBS, no trademark registrations in the Intellectual Property are invalid or unenforceable, and to the Knowledge of AFBS, there are no facts from which it can be inferred that any of the trademark registrations in the Intellectual Property are invalid or unenforceable.

                                   (l)            To the Knowledge of AFBS, no pending trademark applications in the Intellectual Property were filed under circumstances that would render any resulting registration invalid or unenforceable, and to the Knowledge of AFBS, there are no facts from which it can be inferred that any registration resulting from any pending trademark application is likely to be invalid or unenforceable.

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                                   (m)            The Intellectual Property set forth in Schedule 1.9 of the IP Transfer Agreement includes all pending trademark applications, issued trademark registrations, pending copyright applications, issued copyright registrations, pending patent applications, and issued patents, relating to the Business, that have been applied for by, or issued in the name of, AFBS or Therics, Inc. anywhere in the World.

                                   (n)             To the Knowledge of AFBS, the use of the trademarks set forth in the Scheduled IP in connection with the respective goods and services specified therein will not conflict with or infringe any Proprietary Rights of any third party.

                                   (o)             AFBS warrants that, effective as of June 30, 2005 Therics, Inc. changed its corporate name to AFBS, Inc.

                2.11           Permits. The Permits listed on Schedule 1.20 of the Transfer Agreement are a true and accurate listing of all approvals, authorizations, registrations and licenses issued by a Governmental Entity required for the Business as of the Closing.

                2.12           Inventory. Except for items of Inventory, the value of which does not exceed $50,000 in the aggregate, the Inventory does not include any damaged, obsolete, excessive or outdated goods.

                2.13           Product Liability. To the Knowledge of AFBS, AFBS has no liability (and there is no basis for any present or future action against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by AFBS. No product liability or other tort claims have been made or, to the Knowledge of AFBS, threatened against AFBS relating to the products comprising the products sold by the Business in the past five (5) years. To the Knowledge of AFBS, there are no defects in the design or manufacture of products manufactured or sold by AFBS, or any failure by AFBS to warn, test, inspect or instruct of dangers which could form the basis for a product recall (whether or not at the request of a Governmental Entity) or a cause of action for product liability (including, without limitation, failure to warn, test, inspect or instruct) against AFBS.

                2.14           No Untrue Statement. To the Knowledge of AFBS, neither this Agreement (including the Schedules and Exhibits hereto) nor any Ancillary Agreement contains any untrue statement of a material fact.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RRT

                RRT hereby represents and warrants to AFBS at the Closing as follows:

                3.1             Organization of TS. TS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio and has full limited liability company power and authority to conduct its business as now conducted and to own, use, license and lease its assets and properties as presently conducted. TS is duly qualified to do business

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and is in good standing as a foreign limited liability company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on TS or its business.

                3.2             Authority; Enforceability. This Agreement and the Ancillary Agreements to which RRT is a party, have been executed and delivered by RRT. RRT has full power and capacity to execute and deliver this Agreement and the Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which he is a party, are the legal, valid and binding obligations of RRT, enforceable against him in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

                3.3             No Violation or Conflict. The execution, delivery and performance by RRT of this Agreement and the Ancillary Agreements to which he is a party, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on RRT or TS, the articles of organization, the TS Operating Agreement or other organizational documents of TS, or any contract or agreement to which RRT or TS is a party or by which either is bound, provided, however, that the forgoing representation and warranty contained in this sentence shall not relate to compliance with the securities laws or “blue sky” laws of any jurisdiction except the United States of America and the state of Ohio or (b) result in any party to any contract or agreement to which RRT or TS is a party having a right of cancellation or termination thereof or right to exercise any purchase, sale or other option or right thereunder. No notice to or consent or approval of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary or is required to be made or obtained by RRT or TS in connection with the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, provided, however, that the forgoing representation and warranty contained in this sentence shall not relate to compliance with the securities laws or “blue sky” laws of any jurisdiction except the United States of America and the state of Ohio.

                3.4             No Litigation. Except as set forth on Schedule 3.4, there is no litigation, arbitration proceeding, order, governmental or internal investigation, citation or action of any kind pending or, to the Knowledge of RRT, proposed or threatened, (a) against RRT or TS, (b) relating to the TS Interest, or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the Ancillary Agreements to which RRT is a party, or the consummation of the transactions contemplated hereby and thereby and, to the Knowledge of RRT, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action. There is no action, suit, proceeding or investigation by TS or RRT currently pending or which TS or RRT intends to initiate.

                3.5             Financial Statements. The balance sheets of TS as of December 31, 2004, December 31, 2003 and May 31, 2005, including any notes thereto, which are included in the Financial Statements set forth on Schedule 3.5, are true, complete and correct in all material respects, present fairly the financial condition of TS as of such dates, and were prepared in

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accordance with GAAP applied on a consistent basis throughout the periods indicated. The statements of income of TS for the fiscal years ended December 31, 2003 and 2004, and for the five-month period ended May 31, 2005, which are included in the Financial Statements set forth on Schedule 3.5, are true, complete and correct in all material respects, present fairly TS’s statements of income for such periods, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; provided, however, that the balance sheet and statement of income as of and for the five-month period ended May 31, 2005 are subject to normal year-end adjustments and lack footnotes.

                3.6             Compliance with Law.  To the Knowledge of RRT, the conduct of TS’s business and use of its assets and performance of its contracts and agreements does not violate or conflict, and has not violated or conflicted, with any Law. Except as set forth on Schedule 3.6, no investigation or review by any Governmental Entity with respect to TS or RRT is pending or, to the Knowledge of RRT, threatened and no Governmental Entity has indicated to RRT or TS an intention to conduct such investigation or review. To the Knowledge of RRT, TS has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of TS.

                3.7             Taxes.  All Taxes levied, assessed, or imposed upon TS and its business, assets or properties, have been duly and fully-paid or have been adequately provided for on the Financial Statements. All Tax Returns required to be filed by TS on or prior to the date hereof have been duly and timely filed, and they are correct in all material respects. Except as set forth on Schedule 3.7, there are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or, to the Knowledge of RRT, threatened, against TS with respect to any such Tax Returns or any such Taxes, nor are there any matters under discussion with any federal, state, county or local authority relating to Taxes. There are no unpaid Taxes for which RRT is liable, the nonpayment of which is or could become a lien upon, or otherwise could adversely affect, the TS Interest or the use thereof or could cause AFBS to incur any liability. All Taxes that TS has been required by Law to withhold or collect have been duly withheld and collected and have been timely paid to the proper Governmental Entity or are properly held by TS for such payment.

                3.8             Affiliated Transactions.  Except as set forth on Schedule 3.8, TS has not, in the ordinary course of business or otherwise, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any employee (except with respect to remuneration for services rendered as an employee of TS), stockholder, officer or director of TS, or Affiliate of any of the foregoing. Except as set forth on Schedule 3.8, TS does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of the foregoing owes any amount or has any contractual obligation to TS.

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                3.9             Intellectual Property.

                                   (a)             With the exception of the patent applications listed on Schedule 3.9, for which an assignment from one or more inventors is still outstanding, TS is the sole and exclusive owner of, or has a valid license to use all of its patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes (the “TS Intellectual Property”), free and clear of all Liens. The TS Intellectual Property is identified on Schedule 3.9.

                                   (b)             To the Knowledge of RRT, no third party is engaging in conduct which conflicts with or infringes in any material way any of such TS intellectual property. To the Knowledge of RRT, the use of the TS intellectual property as currently used does not conflict with or infringe (and the use of the TS Intellectual Property prior to the Closing has not and the use of the TS Intellectual Property will not conflict with or infringe) in any material way any Proprietary Right of any third party, and, except as set forth on Schedule 3.4  and Schedule 3.9, there is no claim, suit, action or proceeding pending or, to the Knowledge of RRT, threatened against TS (i) alleging any such conflict or infringement with any third party’s Proprietary Rights, or (ii) challenging the ownership, use, validity or enforceability of the TS Intellectual Property.

                                   (c)             With the exception of the license agreements listed on Schedule 3.9, TS has not granted, and, to the Knowledge of RRT, there are not outstanding, any options, licenses or agreements of any kind relating to any of the TS Intellectual Property, nor is TS bound by or a party to any option, license or agreement of any kind with respect to any of the TS Intellectual Property, except as set forth on Schedule 3.9. TS is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of the TS Intellectual Property or any other property or rights, except as set forth on Schedule 3.9.

                                   (d)             Except as set forth on Schedule 3.9, TS has received and currently holds valid and effective assignments of all inventors’ rights to the inventions covered by the TS Intellectual Property, and no employee, former employee, researcher, former researcher, investigator, former investigator, or any other person may claim rights to any of inventions covered by the TS Intellectual Property.

                                   (e)             No patent or patent application within the TS Intellectual Property is the subject of any pending interference, opposition, cancellation, protest, reexamination, or other challenge or adversarial proceeding.

                                   (f)              Except as set forth on Schedule 3.4  and Schedule 3.9, no court orders, judgments, or decrees exist that impair or restrict the use, scope, validity, or enforceability of the TS Intellectual Property, and no action, suit, inquiry, proceeding, or investigation is currently pending or threatened before any court, administrative agency, or other governmental body in which such use, scope, validity, or enforceability is being challenged, either directly or indirectly.

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                                   (g)             To the Knowledge of RRT, no patents in the TS Intellectual Property are invalid or unenforceable, and to the Knowledge of RRT, there are no facts from which it can be inferred that any of the patents in the TS Intellectual Property are invalid or unenforceable.

                3.10           No Material Adverse Change.  Except as set forth on Schedule 3.10, since December 31, 2004, TS’s business has been operated in the ordinary course and substantially in the same manner as previously conducted, and there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of the business of TS from those reflected in the balance sheet and statements of income of TS as of and for the fiscal year ended December 31, 2004, and, to the Knowledge of RRT, no fact or condition exists or to the Knowledge of RRT is contemplated or threatened that will, or might reasonably be expected to, result in any such material adverse change.

                3.11           Title; Capitalization.

                                  (a)             RRT has good and valid title to the TS Interest, free and clear of all Liens. The membership interests of TS and the owners thereof immediately prior to the Closing are as set forth on Schedule 3.11. Except as set forth on Schedule 3.11, TS has good and valid title to its properties and assets and good title to its leasehold estates, in each case subject to no Lien, other than (a) those resulting from taxes which have not yet become delinquent, and (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of TS. The transfer of the TS Interest hereunder complies with the terms of the TS Operating Agreement, and upon the closing of the transactions contemplated herein, AFBS shall become a party to the TS Operating Agreement and a member of TS. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by TS are in good operating condition and repair (normal wear and tear excepted) and are reasonably fit for use in accordance with TS’s past practices. TS is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The number of appreciation units issued and outstanding under the TS Appreciation Rights Plans as of the date hereof does not exceed 326,182.87342.

                                  (b)             The membership interests of TS, immediately following the Closing, are set forth on Schedule 3.11  (except with respect to the appreciation units issued and outstanding under the TS Appreciation Rights Plans). All of the issued and outstanding membership interests of TS are validly issued, fully-paid and nonassessable, and have not been issued in violation of any federal or state securities Laws provided, however, that the forgoing representation and warranty contained in this sentence shall not relate to compliance with the securities laws or “blue sky” laws of any jurisdiction except the United States of America and the state of Ohio. TS does not presently own or control any equity or debt security or other interest in any Person. TS is not a participant in any joint venture, partnership or similar arrangement.

                                  (c)             Except as set forth in the TS Operating Agreement, no membership interests of TS have been issued subject to a repurchase option, put or buy back agreement on the part of TS.

                                  (d)             Except as set forth on Schedule 3.11, and except as set forth in the TS Operating Agreement and in the TS Appreciation Rights Plans, there are no outstanding options,

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warrants, rights (including unit appreciation, phantom unit, profit participation, conversion and preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from TS of any membership interests in TS, or the acquisition from RRT of the TS Interest or any pledge or encumbrance on any such membership interests.

                                  (e)             Except as set forth in the TS Operating Agreement, neither RRT nor TS is a party or subject to any agreement, arrangement, or understanding, and there is no agreement, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of membership interests of TS, including any voting trust agreement or proxy.

                3.12           Agreements; Action.

                                  (a)             Except as set forth in the TS Operating Agreement, the TS Appreciation Rights Plans and on Schedule 3.12, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which TS is a party or, to the Knowledge of RRT, by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, TS in excess of $1,000,000 (other than obligations of, or payments to, TS arising from purchase or sale agreements entered into in the ordin ary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from TS, or (iii) provisions restricting the development, manufacture or distribution of TS’s products or services, or (iv) indemnification by TS with respect to infringements of Proprietary Rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

                                  (b)             Except as set forth on Schedule 3.12, since December 31, 2004, TS has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its membership interests, (ii) incurred or guaranteed any indebtedness for money borrowed, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any material portion of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                3.13           Insurance.  TS has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to TS.

ARTICLE IV
ADDITIONAL AGREEMENTS

                4.1             Expenses. Except as otherwise provided herein or in the Ancillary Agreements, all fees and expenses incurred by any party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting, success, brokers and all other fees and expenses of third parties, shall be the obligation of such party.

                4.2             Public Disclosure. Unless otherwise required by Law (including federal and state securities Laws and the rules and regulations of the New York Stock Exchange), no disclosure

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(whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by all other parties hereto prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

                4.3             Additional Documents and Further Assurances; Cooperation.  Each party hereto, at the request of the other party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the transactions contemplated hereby and by the Ancillary Agreements.

                4.4             Employee Matters.  Except as set forth on Schedule 4.4, AFBS will terminate, as of June 29, 2005, the employment of all of its employees (the “Employees”). AFBS shall satisfy all compensation, severance pay, unemployment, COBRA obligations, accrued and unused vacation time and any other obligations and liabilities under applicable Law or otherwise and of any kind or nature with respect to these Employees arising from or in connection with their employment with AFBS or on account of, or in connection with, the termination of their employment with AFBS, including, without limitation, any obligation or liability under any stock option plan of AFBS.

                4.5             Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with the transfer of the TS Interest or the Purchased Units under this Agreement, shall be paid by the party legally responsible therefor when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of the parties hereto will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                4.6             Income Tax Treatment of Transactions. The parties hereto agree that, for income tax purposes, the transactions contemplated by this Agreement are intended to constitute, and shall be treated and reported for income tax purposes by the parties and Therics as constituting, the following: (i) the purchase by RRT (through his purchase of the Purchased Units) of an 82.5% undivided interest in the Contributed Assets, followed immediately by (ii) the contribution by RRT and AFBS of their 82.5% and 17.5% undivided interests in the Contributed Assets to Therics in exchange for membership interests in Therics, and (iii) thereafter, upon transfer of the IP Assets to Therics, the sale of the IP Assets by AFBS to Therics for the obligation of Therics to make the payments to be made pursuant to the Payment Agreement, which obligation (and payments) the parties agree has as a fair market value equal to the amount determined by KPMG LLP, as set forth in a valuation report to be delivered to AFBS by KPMG LLP, and the amount of any accrued liabilities assumed by Therics under the IP Transfer Agreement.

                4.7             Put Right.  AFBS may, at any time during the period beginning on the fifth anniversary hereof and ending on the sixth anniversary hereof, elect to require RRT to provide it with a “Purchase Offer” (as such term is defined in the TS Operating Agreement) for the TS Interest and thereby initiate a sale of the TS Interest pursuant to Section 8.5(a) of the TS Operating Agreement. The TS Interest will therafter be offered for sale to TS and to all members

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of TS other than AFBS in accordance with Section 8.6(a) and Section 8.7 of the TS Operating Agreement. The TS Interest shall then be purchased by either TS or the other members of TS in accordance with the terms of Section 8.7 of the TS Operating Agreement, provided however, that in the event that TS declines to purchase the TS Interest under Section 8.7(a) of the TS Operating Agreement then RRT hereby agrees that he will promptly exercise his purchase option under Section 8.7(b) thereof. In accordance with Section 8.9(a) thereof the purchase price for the TS Interest will be as stated in the Purchase Offer. Notice of its exercise of AFBS’s right to have RRT provide it with a Purchase Offer shall be given by AFBS to RRT pursuant to the terms of this Agreement and shall be given at any time during the one-year period described in the first sentence of this Section 4.7. The closing of the transactions cont emplated in this Section 4.7  may occur following the sixth anniversary hereof so long as the notice of AFBS’s election to require RRT to provide it with a Purchase Offer is provided to RRT after the fifth anniversary and prior to such sixth anniversary. Upon RRT’s receipt of such notice, if at all, then RRT and AFBS shall determine the purchase price of the TS Interest in accordance with the terms of this Section 4.7  and once finally determined it shall be used by RRT in the Purchase Offer and the Purchase Offer shall be issued. The purchase price for the TS Interest shall be equal to the fair market value thereof as of the date notice is provided from AFBS to RRT, as such fair market value is mutually agreed to by AFBS and RRT. If AFBS and RRT cannot agree on the fair market value of the TS Interest, then AFBS and RRT shall select two independent third-party appraisers to determine such fair market value, the cost of such appraisers to be shared equally by RRT and AFBS. The selection of the appraisers shall be by agreement of AFBS and RRT and such appraisers shall be designated to serve as the appraisers for purposes of determining the fair market value of such TS Interest. Upon completion of the appraisals, the appraisers shall deliver copies of their appraisals to AFBS and RRT. If the fair market value of the TS Interest, as set forth in each appraisal, is less than 10% apart, then the fair market value of the TS Interest shall be the average of the fair market value set forth in each appraisal. However, if the fair market value of the TS Interest, as set forth in each appraisal, is more than 10% apart, then the parties shall agree on a third appraiser, the cost of such appraiser to be shared equally by RRT and AFBS, who will then appraise the fair market value of the TS Interest and provide copies of the appraisal to both parties. The fair market value of the TS Interest shall then be the average of the fair market value of the TS Interest in the two appraisal s which are the closest in value. The Purchase Offer shall state that the purchase price for the TS Interest shall be paid, at RRT’s option, either (1) in cash on the date of the closing of the purchase, or (2) by delivery of a promissory note of RRT, payable in equal monthly installments over a four year term, bearing interest at the then prevailing prime interest rate and secured by a first priority security interest in such TS Interest.

ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                5.1             Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement, the Transfer Agreement or the IP Transfer Agreement shall survive the Closing and continue until the one (1) year anniversary of the Closing Date; provided, however, that the representations and warranties of AFBS in Section 2.10 and the representations and warranties of RRT in Section 3.9 shall survive the Closing and continue until the eighteen (18) month anniversary of the Closing Date, and provided further, that the representations and warranties of AFBS in Sections 2.1 , 2.2, 2.3 and 2.4 and the representations

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and warranties of RRT in Sections 3.1, 3.2, 3.3 and 3.11, shall survive for the applicable statute of limitations period (such period, the “Survival Period”). Except in the event an “Indemnified Party” (as defined below) makes a written claim for indemnification against an “Indemnifying Party” (as defined below) prior to the expiration of the Survival Period, no action or proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of, any representation or warranty after such expiration.

                5.2            Indemnification.

                                 (a)           After the Closing, AFBS and its officers, directors, agents, successors and assigns, as applicable (“AFBS Indemnified Parties”) shall be indemnified and held harmless by Therics for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es),” which Loss(es) shall be reduced by the full amount of any insurance collected by the Indemnified Party (or any Affiliate thereof) with respect to such claim or the underlying facts under any applicable policy or policies it being understood that all Indemnified Parties will use good faith efforts to file all insurance claims relating to such Losses), arising out of or resulting from:

                                                (i)             any inaccuracy in or breach of any representation or warranty of RRT or Therics contained in this Agreement, the Transfer Agreement or the IP Transfer Agreement;

                                                (ii)            the Post-Closing Liabilities and the Post-Closing IP Liabilities; or

                                                (iii)           any breach of any covenant or agreement made by RRT or Therics in this Agreement, the Transfer Agreement or the IP Transfer Agreement.

                                 (b)           After the Closing, Therics and its officers, directors, agents, successors and assigns, as applicable (“Therics Indemnified Parties”), shall be indemnified and held harmless by AFBS for any and all Losses arising out of or resulting from:

                                                (i)             any inaccuracy in or breach of any representation or warranty of AFBS contained in this Agreement, the Transfer Agreement or the IP Transfer Agreement;

                                                (ii)            the Retained Liabilities and the Retained IP Liabilities; or

                                                (iii)           any breach of any covenant or agreement made by AFBS in this Agreement, the Transfer Agreement or the IP Transfer Agreement.

                                 (c)           Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Sections 5.2(a)(i)  or 5.2(b)(i) that may be recovered from AFBS Indemnified Parties or Therics, as the case may be, shall not exceed (i) in the case of Losses that may be

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recovered from AFBS Indemnified Parties, $500,000 and (ii) in the case of Losses that may be recovered from Therics Indemnified Parties, $500,000.

                                 (d)            Notwithstanding anything to the contrary contained in this Agreement, no obligation of Therics or AFBS, as the case may be (each, an “Indemnifying Party”), with respect to any indemnifiable Loss otherwise payable by such Indemnifying Party under Section 5.2(a)(i)  or 5.2(b)(i), shall be payable until such time as all indemnifiable Losses payable to an AFBS Indemnified Party or Therics Indemnified Party, as the case may be, by such Indemnifying Party on account of such Loss shall exceed $25,000, at which time such Indemnified Party shall be entitled to the full amount of Losses (excluding such $25,000 amount).

                5.3             Third-Party Claim Indemnification Procedures.

                                  (a)            The obligations and liabilities of an Indemnifying Party under this Article V  with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article V  (“Third-Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 5.3. If any Person entitled to indemnification pursuant to Section 5.2(a) or 5.2(b) (an “Indemnified Party”) shall receive notice of any Third-Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim promptly upon the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article V  except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

                                  (b)            The Indemnifying Party shall be entitled to assume and control the defense of a Third-Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of such notice from the Indemnified Party; provided, however, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third-Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third-Party Claim may be settled

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by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

                5.4            Exclusive Remedy. Except with respect to claims based on fraud, the terms and conditions of this Article V shall apply to and shall be the exclusive remedy of any Indemnified Party or any party to this Agreement with respect to Losses arising out of or resulting from inaccuracies in or breaches of representations and warranties contained in this Agreement, the Transfer Agreement or the IP Transfer Agreement.

                5.5            Allocation of Adjusted Annual License Maintenance Fee. Notwithstanding any provision to the contrary in this Agreement or any of the Ancillary Agreements, AFBS shall be liable for payment of the Adjusted Annual License Maintenance Fee and Therics shall be liable to reimburse AFBS for five-sixths of the Adjusted Annual License Maintenance Fee not later than January 31, 2006.

                5.6             Delivery of Certain Information. At the written request of AFBS within three months after the Closing Date, Therics shall deliver the hard drive(s) of those servers that contain the Great Plains Software and a usable copy of such hard drives.

ARTICLE VI
MISCELLANEOUS PROVISIONS

                6.1             Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                If to RRT or Therics:

Randall R. Theken
283 East Waterloo Road
Akron, Ohio 44319
Facsimile: (330) 773-7697

with a copy (which shall not constitute notice) to:

Stark & Knoll Co., L.P.A.
Attention: Aaron G. Lepp, Esq.
76 South Main Street, Suite 1512
Akron, Ohio 44308-1824
Facsimile: (330) 376-6237
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If to AFBS:

AFBS, Inc.
c/o Tredegar Corporation
Attention: Chief Financial Officer
1100 Boulders Parkway
Richmond, Virginia 23225
Facsimile: (804) 330-1010

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Facsimile No.: (804) 343-4600
Attn: C. Porter Vaughan, III, Esq. and
R. Mason Bayler, Jr., Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 6.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 6.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 6.1, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 6.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                6.2             Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

                6.3             Entire Agreement.  This Agreement and the transactions contemplated hereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                6.4             Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

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                6.5             Third-Party Beneficiaries.  Except as expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article V.

                6.6             No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                6.7             Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                6.8             Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                6.9             Governing Law.

                                  This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Ohio as applied to contracts entered into by Ohio residents and performed entirely in Ohio, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Ohio.

                6.10           WAIVER OF TRIAL BY JURY.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

                6.11           Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto, but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

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                6.12           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                6.13           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article V shall be construed or interpreted to limit this Section 6.13.

ARTICLE VII
DEFINITIONS

                7.1             Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                                  “AFBS” shall have the meaning set forth in the Preamble of this Agreement.

                                  “AFBS Indemnified Parties” shall have the meaning set forth in Section 5.2(a)

                                  “AFBS-Related Party” shall mean any “Affiliate” of AFBS or any predecessor in interest to AFBS (including but not limited to Therics, Inc.).

                                  “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                                  “Agreement” means this Unit Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                                  “Ancillary Agreements” shall mean, collectively, (a) the Transfer Agreement, (b) the IP Transfer Agreement, (c) the Operating Agreement, (d) the TS Operating Agreement, (e) the Sublease, and (f) the Payment Agreement.

                                  “Adjusted Annual License Maintenance Fee” means the reduced annual license maintenance fee of $40,000 due on June 30, 2005 set forth in that certain Patent License Agreement, dated as of June 1, 1994, by and between the Massachusetts Institute of Technology and Therics, Inc., as amended by the First through Eight Amendments thereto.

                                  “Assumed Contracts” shall have the meaning set forth in the Transfer Agreement.

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                                “Assumed IP Contracts” shall have the meaning set forth in the IP Transfer Agreement.

                                “Assumed IP Liabilities” shall have the meaning set forth in the IP Transfer Agreement.

                                “Business” shall mean the business and operations of AFBS as operated and conducted prior to and up through the Effective Time.

                                “Closing” shall have the meaning set forth in Section 1.2(a).

                                “Closing Date” shall have the meaning set forth in Section 1.2(a).

                                “Consents” shall have the meaning set forth in the Transfer Agreement.

                                “Contributed Assets” shall have the meaning set forth in the Transfer Agreement.

                                “Distribution Agreement” shall have the meaning set forth in the Recitals of this Agreement.

                                “Effective Time” shall mean 11:58 p.m. (Eastern Daylight Time) on the Closing Date.

                                “Equipment” shall have the meaning set forth in the Transfer Agreement.

                                “Employees” shall have the meaning set forth in Section 4.4.

                                “Financial Statements” shall mean the unaudited balance sheets and statements of income of TS as of and for the fiscal years ended December 31, 2003 and 2004 and as of and for the five months ended May 31, 2005, including the notes thereto (for 2003 and 2004), which are set forth on Schedule 3.5.

                                “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

                                “Great Plains Software” shall mean any of the software identified in Items 86 through 92 on Schedule 1.14 of the Transfer Agreement.

                                “Governmental Entity” shall have the meaning set forth in the Transfer Agreement.

                                “Indemnified Party” shall have the meaning set forth in Section 5.3(a).

                                “Indemnifying Party” shall have the meaning set forth in Section 5.2(d).

                                “Intellectual Property” shall have the meaning set forth in the IP Transfer Agreement.

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                                “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                                “Inventory” shall have the meaning set forth in the Transfer Agreement.

                                “IP Assets” shall have the meaning set forth in the IP Transfer Agreement.

                                “IP Consents” shall have the meaning set forth in the IP Transfer Agreement.

                                “IP Transfer Agreement” shall have the meaning set forth in the Recitals of this Agreement.

                                “Knowledge of RRT” shall mean the actual knowledge of Randall R. Theken.

                                “Knowledge of AFBS” shall mean the actual knowledge of Thomas S. Stribling, Peter A. Materna, or Anne M. Nolan.

                                “Law” or “Laws” shall have the meaning set forth in the Transfer Agreement.

                                “Liens” shall have the meaning set forth in the Transfer Agreement.

                                “Loss(es)” shall have the meaning set forth in Section 5.2(a)

                                “Operating Agreement” shall have the meaning set forth in the Recitals of this Agreement.

                                “Payment Agreement” shall have the meaning set forth in the Recitals of this Agreement.

                                “Permits” shall have the meaning set forth in the Transfer Agreement.

                                “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

                                “Post-Closing Liabilities” shall have the meaning set forth in the Transfer Agreement.

                                “Post-Closing IP Liabilities” shall have the meaning set forth in the IP Transfer Agreement.

                                “Proprietary Rights” means the legal rights, property rights, and other interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability, but including patents, patent applications, trade secrets, and know-how; (2) any work of authorship, regardless of copyrightability, but including copyrights and any moral rights recognized by law; (3) any brand name, logo, trade dress, designation of source, trademark, service mark, or trade name; and (4) any other similar rights, in each case on a worldwide basis.

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                                “Purchased Units” shall have the meaning set forth in the Recitals of this Agreement.

                                “Retained IP Liabilities” shall have the meaning set forth in the IP Transfer Agreement.

                                “Retained Liabilities” shall have the meaning set forth in the Transfer Agreement.

                                “RRT” shall have the meaning set forth in the Preamble of this Agreement.

                                “Scheduled IP” shall have the meaning provided in the IP Transfer Agreement.

                                “Sublease” shall have the meaning set forth in the Recitals of this Agreement.

                                “Survival Period” shall have the meaning set forth in Section 5.1

                                “Tax” or “Taxes” shall have the meaning provided in the Transfer Agreement.

                                “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                “Therics” shall have the meaning set forth in the Preamble of this Agreement.

                                “Therics Indemnified Party” shall have the meaning set forth in Section 5.2(b)

                                “Third-Party Claims” shall have the meaning set forth in Section 5.3(a)

                                “Transfer Agreement” shall have the meaning set forth in the Recitals of this Agreement.

                                “TS” shall have meaning set forth in the Recitals of this Agreement.

                                “TS Appreciation Rights Plans” means the following: (i) the TS Appreciation Rights Plan dated December 31, 2003; (ii) the TS Appreciation Rights Plan for Employees and Distributors dated January 1, 2005; and (iii) the TS Appreciation Rights Plan for Consultants dated January 1, 2005, as amended March 11, 2005.

                                “TS Intellectual Property” shall have meaning set forth in Section 3.9.

                                “TS Interest” shall have the meaning set forth in the Recitals of this Agreement.

                                “TS Operating Agreement” shall mean the Amended and Restated Operating Agreement of TS, dated as of December 20, 2004, as the same is modified and amended by the following: (i) a certain Addendum to Certain Agreements for Theken Spine, LLC effective December 20, 2004; (ii) a certain Addendum #2 to Certain Agreements for Theken Spine, LLC effective December 20, 2004; (iii) a certain Amendment to Addendum #2 to Certain Agreements for Theken Spine, LLC effective December 20, 2004; and (iv) a certain Amendment to the Theken Spine, LLC Amended and Restated Operating Agreement dated April 1, 2005.

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                7.2             Construction.

                Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, AFBS, Therics and RRT, have caused this Agreement to be signed as of the date first written above.

AFBS, INC.

By:	/s/ W. Hildebrandt Surgner, Jr.

W. Hildebrandt Surgner, Jr. Vice President

THERICS, LLC

By: Theken Orthopaedic Inc.
Its: Manager

By:	/s/ Randall R. Theken

Randall R. Theken President

/s/ Randall R. Theken

RANDALL R. THEKEN